UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  August 13, 2008

NARROWSTEP INC.
(Exact Name of Registrant as Specified in Charter)

Delaware
(State of Jurisdiction of Incorporation)

333-108632	33-1010941
(Commission File Number)	(I.R.S. Employer Identification No.)

116 VILLAGE BOULEVARD, SUITE 200
PRINCETON, NEW JERSEY 08540
(Address of Principal Executive Offices) (Zip Code)

(609) 945-1760
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.
Item 3.02    Unregistered Sale of Equity Securities.

As previously disclosed on a Current Report on Form 8-K filed with the Securities and Exchange Commission on June 3, 2008, Narrowstep Inc., a Delaware corporation (“Narrowstep” or the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Onstream Media Corporation, a Florida corporation (“Onstream”), Onstream Merger Corp., a newly formed Delaware corporation and a wholly owned subsidiary of Onstream (“Merger Sub”), and W. Austin Lewis IV, as stockholder representative for the Narrowstep stockholders, dated as of May 29, 2008.  Pursuant to the Merger Agreement, Onstream will acquire Narrowstep by means of a merger of Merger Sub with and into Narrowstep (the “Merger”) with Narrowstep continuing as the surviving corporation and a wholly-owned subsidiary of Onstream after the Merger (the “Surviving Corporation”).

On August 13, 2008, Narrowstep, Onstream and Merger Sub entered into an amendment to the Merger Agreement (the “Amendment”).  Pursuant to the Amendment, among other things, the aggregate number of shares of Onstream common stock, par value $0.0001 per share (“Onstream Common Stock”), initially issuable in the Merger in exchange for each outstanding share of Narrowstep common stock, par value $0.000001 per share (“Company Common Stock”), other than shares held by stockholders who have perfected their appraisal rights under Delaware law, shares held by Onstream and shares held by an subsidiary of the Company (collectively, the “Shares to be Converted”) was reduced from 10,500,000 to 9,100,000 shares.  In addition, the calculation of the aggregate number of Onstream Common Stock initially issuable in the Merger in exchange for the Shares to be Converted was modified to limit the value attributed to Narrowstep’s cash balances at closing to a maximum of $600,000.  Further, Narrowstep agreed to increase the aggregate value of its Series A Preferred Stock, par value $0.000001 per share (the “Series A Preferred Stock”), from at least $300,000 to $1,000,000 and to increase the number of shares of Onstream Common Stock from 600,000 to 2,000,000 shares into which the Series A Preferred Stock will convert.  In order to assure that this condition would be satisfied, the Company entered into subscription agreements (the “Subscription Agreements”) with five of its existing stockholders. The sale of the Series A Preferred Stock pursuant to the Subscription Agreements is exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

In accordance with the terms of the Amendment, the Contingent Value Rights Agreement (the “CVR Agreement”) was revised.  Pursuant to those revisions, among other things, the relevant revenue measurement time periods were changed so that the initial revenue measurement time period will now commence on the 180th day following the date of closing of the Merger, rather than at closing and the second year revenue period will now commence on the 18th month anniversary of the closing date.  In addition, the revenue target for the first revenue time period was reduced from $4,500,000 to $4,250,000, if the Minimum Exchange Ratio (as defined in the Merger Agreement) is used.  The definition of Second Year Revenue Shares was also revised so that if the First Year Revenue is less than $4,250,000, no additional shares of Onstream Common Stock will be issuable in respect of Second Year Revenue.

The Amendment also extends the date by which the parties may terminate the Merger Agreement (the “Termination Date”) if the Merger has not been completed.  The Termination Date, which was previously October 1, 2008, is now November 30, 2008.

The foregoing descriptions of the Amendment, which is attached as Exhibit 2.1, and the revisions to the CVR Agreement, attached as Exhibit C to the Amendment, are summaries only, do not purport to be complete and are qualified in their entirety by reference to the full text of the agreements as described above which are filed as Exhibits to this report and are incorporated herein by reference.

Item 9.01.           Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1	Amendment to the Agreement and Plan of Merger, among Onstream Media Corporation, Onstream Merger Corp. and Narrowstep Inc., dated as August 13, 2008.
10.1	Form of Subscription Agreement, dated as of August 13, 2008, by and between Narrowstep Inc. and the investors party thereto.

__________________________

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NARROWSTEP INC.

By:	/s/ David C. McCourt
Name: David C. McCourt
Title: Chairman and Interim Chief Executive Officer

Date:  August 13, 2008